SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant  /  /

Filed by a Party other than the Registrant  /x/

Check the appropriate box:

/  /  Preliminary Proxy Statement

/  /  Confidential, for Use of the Commission Only (as permitted by
      Rule 14a-6(e)(2))

/  /  Definitive Proxy Statement

/  /  Definitive Additional Materials

/x/ Soliciting Material Pursuant to ss. 240a-12


                              WELLS FINANCIAL CORP.
                (Name of Registrant as Specified in Its Charter)

                             FINANCIAL EDGE FUND, LP
                                 PL CAPITAL, LLC
                        FINANCIAL EDGE/STRATEGIC FUND, LP
                                   JOHN PALMER
                                 RICHARD LASHLEY
                                 GARY PIHLSTROM
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

/x/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1)   Title of each class of securities to which transaction applies:
    (2)   Aggregate number of securities to which transaction applies:
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act 0-11:
    (4)   Proposed maximum aggregate value of transaction:
    (5)   Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee as provided by Exchange Act Rule 0-11(a)(2) and identify for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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    (2)   Form, Schedule or Registration No.:
    (3)   Filing Party:
    (4)   Date Filed:


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                                 PL CAPITAL, LLC
                                2015 Spring Road
                                    Suite 290
                            Oak Brook, Illinois 60523
                               Tel: (630) 928-0231
                               Fax: (630) 928-0232


                              AN IMPORTANT MESSAGE
                 TO FELLOW STOCKHOLDERS OF WELLS FINANCIAL CORP.
                            FROM THE PL CAPITAL GROUP

March 26, 2001

Dear Fellow Wells Financial Stockholder:

We need your vote!! By now you should have received a proxy from the management of Wells Financial, and a proxy from us, The PL Capital Group.

Who are we? We are one of Wells Financial's largest stockholders. We own 8.8% of Wells Financial outstanding common stock.

Why are we running this proxy contest? We are taking our case directly to you and the stockholders because we are very frustrated by the actions of Wells Financial's Board and management. Specifically, as outlined in our proxy statement, we are aware of at least two instances in 2000 in which Wells Financial's Board and management rebuffed takeover overtures (including one by current and former members of The PL Capital Group), without public disclosure to you and other Wells' stockholders, even though both opportunities, if consummated, would likely have provided stockholders with a takeover premium.

Now that our proxy statement has called stockholders' attention to their actions, the management of Wells is publicly claiming that the takeover overtures were rejected because they were "inadequate," purportedly based upon a valuation from an outside financial advisory firm. What Wells has not informed stockholders is that neither potential acquirer, to our knowledge, was provided with the valuation or any other additional information that may have supported increasing the initial takeover price offered.

We are also not aware of any instance in 2000 or 2001 in which Wells sought or encouraged offers from other potential acquirers.

Wells Financial's Chairman recently stated that "we have always been sensitive to the desire of stockholders to maximize stockholder value. We do not believe, however, that this goal will best be served by selling your Company for an inadequate price, even if the price offered represents a premium to the current trading price of our stock."

We could not agree more! As one of Wells Financial's largest stockholders, we don't want the Company sold for an inadequate price, either. However, we would like to see Wells obtain the highest price possible, through an actual transaction, with a real bidder, that produces a realizable value for shareholders now, in 2001. We do not believe shareholders should have no option except to wait for a theoretically higher, but possibly unattainable, value in the future, particularly in light of the recent changes in the economy and the stock market.

If management truly believes their "valuation" is realistic enough to justify turning down two potential acquirers, then management should also be confident enough to go out and find an


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acquirer that would actually pay that purportedly higher value in an actual transaction. Our fear is that the purported "valuation" is unachievable in a real transaction and is simply a red herring to avoid a sale.

Also, if Wells Financial's management is truly sensitive to their stockholders' desire to maximize shareholder value, we hope that after five years as a public company, management will agree it is time for Wells to pursue an open and fair sales process whereby all potential acquirers are provided with information and access to the Company's records. We would also like the Company to publicly disclose to you and other stockholders the results of that process so you and other stockholders can decide whether an offer is "inadequate" or not.

Although the Board and management of Wells are not legally bound to follow our stockholder proposal, even if it is voted for by the majority of the stockholders, we believe that passage of the stockholder proposal, and election of our Board candidate, Mr. Pihlstrom, sends a clear message to the Board and management of Wells Financial that stockholders want their shareholder value maximized in 2001, through a fair, open and competitive sales process.

We need your vote on the attached WHITE proxy card. If you would like to support us we request that you vote the enclosed WHITE proxy card FOR our candidate for the Board, Mr. Gary Pihlstrom, and FOR our stockholder proposal. If you have previously sent back a proxy card to management, you can change your vote by simply returning a later dated WHITE proxy card.

If you have any questions or need further assistance please contact our proxy solicitor MalCon Advisors, Inc., 130 William Street, New York, NY 10038; (800) 475-9320; or PL Capital (Richard Lashley (973) 360-1666, or John Palmer (630) 928-0231).

Thank you for your consideration.

On behalf of The PL Capital Group,




John Palmer                                                Richard Lashley
Principal                                                  Principal


We encourage you to read our proxy statement because it contains important information. If you do not already have a proxy statement from us, you can get our proxy statement, and any other relevant documents, for free at the web site of the Securities and Exchange Commission (www.sec.gov). In addition, copies of our recent Schedule 13D filings are available on the SEC's website. Our most recent Schedule 13D filing contains a list of the participants in The PL Capital Group's proxy solicitation and a detailed description of our security holdings of Wells. You may also contact us directly to obtain free copies of our proxy statement.